Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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October 9, 2012

Savient Pharmaceuticals, Inc.

400 Crossing Boulevard

Bridgewater, NJ 08807

Re:	Savient Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Savient Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) on the date hereof, relating to the registration by the Company of 400,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable pursuant to the stock option agreements between the Company and John P. Hamill, Senior Vice President, Chief Financial Officer and Treasurer of the Company, dated as of September 24, 2012 (the “Option Agreements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) a certificate, dated as of the date hereof, furnished to us by Philip K. Yachmetz, Senior Vice President, General Counsel and Secretary of the Company (the “Secretary’s Certificate”);

(c) the Certificate of Incorporation of the Company, as amended and restated to date, certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;

Savient Pharmaceuticals, Inc.

October 9, 2012

(d) the Bylaws of the Company, as amended and restated to date, certified pursuant to the Secretary’s Certificate;

(e) the Option Agreements, certified pursuant to the Secretary’s Certificate; and

(f) certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise, identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have assumed that the Shares will be issued in accordance with the terms of the Option Agreements for consideration in an amount at least equal to the par value of the Shares.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company, and when the Shares are issued and paid for in accordance with the terms and conditions of the Option Agreements, the Shares will be validly issued, fully paid and nonassessable.

Savient Pharmaceuticals, Inc.

October 9, 2012

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP